As filed with the Securities and Exchange Commission on March 28, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

McDonald’s Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-2361282
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

One McDonald’s Plaza, Oak Brook, Illinois 60523-1900

(Address of principal executive offices) (Zip Code)

Gloria Santona

Corporate Executive Vice President,

General Counsel and Secretary

McDonald’s Corporation

One McDonald’s Plaza

Oak Brook, Illinois 60523-1900

(630) 623-3373

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Alan L. Dye

C. Alex Bahn

Hogan & Hartson LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004-1109

(202) 637-5600

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common Stock, par value $.01 per share	5,000,000	$55.20	$276,000,000	$10,847

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement registers such indeterminate number of additional shares of Common Stock as may be issued in connection with share splits, share dividends or similar transactions.
(2)	Estimated pursuant to Rule 457(h) based on the average of the high and low prices for the Common Stock as reported on the New York Stock Exchange Composite Tape on March 24, 2008.

MCDirect Shares Prospectus

We are pleased to offer MCDirect Shares, McDonald’s direct stock purchase plan (the “Plan”).

•	Under the Plan, your cash dividends will automatically be reinvested in additional shares of McDonald’s common stock (“stock”).

•	If you are not a shareholder, you may enroll by investing at least $500 or by authorizing automatic ongoing investments of at least $50.

•	If you hold at least 10 shares of McDonald’s stock in your name, you may enroll.

•	If you hold less than 10 shares in your name, you may enroll by investing at least $500 or by authorizing automatic ongoing investments of at least $50.

•

If you are a McDonald’s System member in the U.S. or Canada, you may join the Plan and invest in McDonald’s stock by authorizing payroll deduction contributions to the Plan, if, and on terms, offered by your employer.

•

In the U.S., you may open a custodial account for a minor child under the Uniform Gifts/Transfers To Minors Act by investing at least $100, authorizing automatic ongoing investments of at least $50 or transferring at least one share to the minor child.

•	You may enroll by mail or online at www.computershare.com/mcdonalds.

•	Once enrolled, you may make additional investments of $50, or more by mail, online, or by authorizing automatic ongoing investments.

•	If you are a shareholder, you may deposit your McDonald’s stock certificates with our Plan Administrator, whether or not you participate in the Plan.

•	You may establish a Traditional, Education or Roth Individual Retirement Account “IRA” that invests in McDonald’s stock through the Plan.

•

You will be required to pay fees in connection with the Plan. These fees are described in this prospectus. In addition to these fees, the IRA Trustee will charge IRA participants with applicable taxes, fees and expenses, which are described in a separate IRA trust and disclosure statement referenced in this prospectus.

Investing in McDonald’s stock involves certain risks. See “Risk Factors” on page 2 for certain risks to consider before participating in the Plan or before purchasing shares of McDonald’s stock.

Neither the U.S. Securities and Exchange Commission, nor any state, nor any non-U.S. securities commission has approved or disapproved McDonald’s stock or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 28, 2008.

McDonald’s Corporation

McDonald’s Corporation, together with its subsidiaries and affiliates (hereafter, referred to as either the “Company” or as “McDonald’s”), primarily franchises and operates McDonald’s restaurants in the food service industry. These restaurants serve a varied, yet limited, value-priced menu. All restaurants are operated either by the Company, by independent entrepreneurs under the terms of conventional franchise arrangements (franchisees), or by affiliates and developmental licensees operating under license agreements. The Company’s operations are designed to assure consistency and high quality at every restaurant. When granting franchises or licenses, the Company is selective and generally is not in the practice of franchising to passive investors.

We view ourselves primarily as a franchisor and we continually review our restaurant ownership mix (that is, our mix among Company-operated, franchised, conventional or developmental license and affiliated) to deliver a great customer experience and drive profitability. McDonald’s is the leading global foodservice retailer with more than 31,000 local restaurants in more than 100 countries. More than 75% of McDonald’s restaurants worldwide are owned and operated by franchisees and affiliates. Our principal executive offices are located at One McDonald’s Plaza, Oak Brook, IL 60523; our telephone number is 1-630-623-3000.

Risk Factors

Investing in McDonald’s common stock (“stock”) involves risks. Please see the risk factors described in McDonald’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the “SEC”), which are all incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus.

MCDirect Shares

Purpose

MCDirect Shares is a direct stock purchase plan that provides investors with a convenient and cost-effective way to begin and build their McDonald’s share ownership and reinvest dividends.

Administration

The MCDirect Shares Plan Administrator is Computershare Trust Company, N.A. (hereafter, referred to as either “Computershare,” “Plan Administrator” or “Administrator”). The Plan Administrator purchases and holds shares purchased under the Plan, maintains records, sends account statements to participants, and performs other duties related to the Plan.

Eligibility and Enrollment

You are eligible to participate in the Plan if you reside in the U.S. or Canada. McDonald’s has the right to restrict or terminate the participation of any individual. You will be charged transaction fees for participating in the Plan (including a $5.00 enrollment fee), certain investment fees and, if applicable, additional IRA fees. The enrollment fee, as well as an investment fee, if applicable, will be deducted from your initial investment. See “Transaction or Plan Service Fees” on page 6.

Shareholders. If you hold at least 10 shares of McDonald’s stock in your name, or one share registered in custodial name for a minor child, you or the minor child, respectively, may join the Plan. If you hold fewer than 10 shares in your name, you may join the Plan by making an initial investment of at least $500 (or $100 for custodial accounts). You also may join the Plan by authorizing automatic ongoing investments of at least $50. You can get started by submitting a completed initial enrollment form and the appropriate funds, if applicable, to the Plan Administrator or by enrolling online at www.computershare.com/mcdonalds. See “Methods of Investment” on page 3.

Non-shareholders. If you do not currently own McDonald’s stock, you may join the Plan by making an initial investment of at least $500 (or $100 for custodial accounts) or by authorizing automatic ongoing investments of at least $50. You can get started by submitting a completed enrollment form and the appropriate funds, if applicable, to the Plan Administrator or by enrolling online at www.computershare.com/mcdonalds. See “Methods of Investment” on this page.

McDonald’s System Members. If you are a McDonald’s System member and if payroll deductions are offered by your employer, you may also join the Plan by providing a completed enrollment form to your human resources representative and authorizing payroll deduction contributions to the Plan. The investment frequency and the minimum dollar amount of payroll deduction contributions will vary based upon your employer. However, if your authorized contribution is below $20, your payroll administrator may combine your payroll contributions to meet the Plan’s payroll deduction minimum of $20 per investment. The McDonald’s System members include McDonald’s franchisees and suppliers, their employees and employee benefit plans, as well as employees of McDonald’s. See “MCDirect Shares–Eligibility and Enrollment” on page 2 and “Methods of Investment–Payroll Deductions” on page 3.

“Street Name” Holders. If your shares are held by a bank, broker or trustee, you may join the Plan by directing your bank, broker or trustee to register at least 10 shares (or one share for custodial accounts) of McDonald’s stock directly in your name or the custodial name for a minor child. You can then get started by submitting a completed enrollment form to the Plan Administrator or by enrolling online at www.computershare.com/mcdonalds.

Individual Retirement Account (IRA)

You can establish a Traditional IRA, Roth IRA, or Education IRA that invests in McDonald’s stock by making an initial investment to the IRA of at least $500, or by transferring at least 10 shares of McDonald’s stock or $500 or more from an existing IRA. You should be aware that the IRA Trustee administers IRAs in compliance with U.S. Internal Revenue Service requirements. The IRA trust agreement and disclosure statement describes how IRAs will be administered and as such, the terms described therein supersede the terms of MCDirect Shares. You can get started by submitting a completed IRA Enrollment Form and a completed IRA Funds Transfer Form to the Plan Administrator. These forms and an IRA trust agreement and disclosure statement, including information regarding fees, are available from the Plan Administrator by calling 1-800-564-1904. See “Individual Retirement Account (IRA) Fees/Expenses” on page 6.

Methods of Investment

Investments cannot exceed $250,000 per calendar year and must be made in U.S. dollars. For the purpose of applying this limit, all investments during any calendar year (including initial and ongoing investments, but excluding dividend reinvestments and share deposits) are aggregated. The Plan Administrator will arrange for the purchase of shares for your account, but will not pay interest on amounts pending investment. You may be charged fees to invest in McDonald’s stock under the Plan. See “Transaction or Plan Service Fees” on page 6.

Optional Single Investments. Once enrolled, you may make additional investments of $50 or more through the Plan online at www.computershare.com/mcdonalds or by mail. Please mail your check, payable to Computershare, and a completed transaction form located on your account statement or transaction advice to the address specified on the form. Any individual or entity (including McDonald’s) may make additional cash investments for any participant or eligible investor as a gift, award or incentive for future performance.

Automatic Ongoing Investments. If you wish to make regular ongoing cash investments, you may authorize an automatic ongoing withdrawal of at least $50 from your U.S. bank account. To get started, you must complete and submit the automatic investment enrollment form or authorize automatic ongoing investments online at www.computershare.com/mcdonalds. Funds will be deducted from your account on the 15th of each month and/or the last day of each month (whichever date or dates you choose), or, if the date(s) fall on a bank holiday or weekend, the next business day. Please allow up to four weeks for the first automatic investment to begin. To change or terminate automatic investments, you must notify the Plan Administrator in writing at least six business days before the next automatic scheduled investment date.

Payroll Deductions. If you are a McDonald’s System member, you may enroll and make ongoing investments through payroll deduction, if offered by your employer. Payroll deduction minimums and investment frequency vary by employer. You should contact your personnel department or human resources representative to determine if payroll deductions are available to you and what the procedures are for initiating, changing and terminating payroll deductions.

Dividends. By participating in the Plan, your cash dividends on shares, including fractional shares held in the Plan and any certificated shares, will be automatically reinvested in additional shares of McDonald’s stock. Cash dividends are declared and paid on a quarterly basis; however, the amount and frequency of any future dividends are at the discretion of McDonald’s Board of Directors.

Unpaid Checks/Rejected Electronic Funds Transfer. In the event that any participant’s check for a cash contribution is returned unpaid for any reason, or an authorized electronic funds transfer is not completed, the Plan Administrator will consider the request for investment of such funds null and void. The Plan Administrator shall immediately remove from the participant’s account those shares, if any, purchased upon the prior credit of such funds. The Plan Administrator shall thereupon be entitled to sell shares to satisfy any uncollected amount plus any applicable taxes, sales and transaction fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the Plan Administrator shall be entitled to sell additional shares from the participant’s account as may be necessary to satisfy the uncollected balance.

Transfer of Shares from Street Name

If a bank, broker, trustee or other agent holds your shares, you may transfer all or a portion of these shares to a Plan account by directing your agent to register these shares directly in your name, using the same name/registration as on your existing Plan account.

Share Purchases

Shares will be purchased by the Plan Administrator either on the open market or directly from McDonald’s at the sole discretion of McDonald’s. Share purchases on the open market may be made on any stock exchange in the U.S. where McDonald’s stock is traded, on the over-the-counter market, or by negotiated transactions on terms the Plan Administrator reasonably determines at the time of purchase. In rare instances, purchases may be delayed to meet temporary curtailment or suspension of trading based on the actions of regulators and market administrators or emergency circumstances affecting receipt and execution of orders by brokers or market facilities. Any shares purchased by the Plan Administrator from McDonald’s will be made in accordance with applicable requirements. Neither McDonald’s nor any participant shall have any authority or power to control the timing or pricing of shares purchased, or the selection of the broker making the purchases. Therefore, you will not be able to precisely time your purchases through the Plan and will bear the market risk associated with fluctuations in the price of McDonald’s stock. That is, if you send in an initial or optional single cash investment or authorize automatic ongoing investments or payroll deductions, it is possible that the market price of McDonald’s stock could go up or down before shares are purchased with your funds. In addition, you will not earn interest on investments for the period before the shares are purchased. You will be charged fees to purchase shares of McDonald’s stock under the Plan. See “Transaction or Plan Service Fees” on page 6.

Purchases will be made weekly, but may be made daily when practicable. The timing and frequency of purchases is at the sole discretion of the Administrator. If any such date is a day when the stock market is not open, purchases will be made the next business day. When McDonald’s stock is purchased on the open market, your price per share will be the weighted average purchase price of shares purchased on that date. In the case of purchases from McDonald’s, your price per share will be the average of the high and low sales prices of McDonald’s stock, as reported on the New York Stock Exchange Composite Tape on that date.

Sales of McDonald’s Stock

You may sell any number of shares in your Plan account by calling 1-800-621-7825 or by accessing your account on a secured website at www.computershare.com/mcdonalds and providing the required account identification and security information, or by completing and submitting the appropriate section of a transaction form to the Plan Administrator. The Plan Administrator will sell those shares, along with shares to be sold for other accounts, as promptly as practicable at 100 percent of the then current market price of McDonald’s stock and will send you a check or wire the sales proceeds, less any applicable taxes, sales and transaction fees. Note that the sales fees in effect under the Plan at the time a sales transaction is executed apply to all sales transactions through the Plan regardless of when or how the shares sold were acquired. See “Transaction or Plan Service Fees” on page 6.

All sale instructions are final. Once the Plan Administrator receives your sale instructions, the request will not be stopped or cancelled.

Sales processed on accounts lacking a valid Form W-9 certifying the accuracy of your taxpayer identification number for U.S. beneficial owners, or a Form W-8 BEN for non-U.S. beneficial owners, will be subject to backup withholding tax at the then effective tax rate. By furnishing the appropriate form to the Plan Administrator before the sale takes place, you will avoid subjecting your sales proceeds to backup withholding tax.

Alternatively, you can choose to sell your shares through a stockbroker of your choice. In that case, you must request that your shares be moved to your broker. If you elect to sell through a broker, you will pay whatever taxes, sales and transaction fees are charged by your broker, rather than the taxes and fees provided under the Plan.

Withdrawal from the Plan

You can withdraw all of your shares from your Plan account by properly notifying the Plan Administrator. The Plan Administrator will transfer your shares to a Direct Registration account maintained by the Plan Administrator.

If your MCDirect Shares account has a fractional share, a check for the value of the fractional share (less applicable taxes, sales and transaction fees) will be mailed to you.

Checks will be payable to the name(s) in which the account is registered, unless otherwise instructed. If the check is to be issued in a name or names other than your Plan or Direct Registration account registration, the signature(s) on the instructions or stock power must be guaranteed by a financial institution participating in the Medallion Guarantee program.

The Plan Administrator will process notices of withdrawal and uninvested funds will be returned to you as soon as practicable, without interest. If your request to withdraw from the Plan is received on or after a dividend record date, but before the dividend payment date, your withdrawal will be processed as soon as practicable, and a separate dividend check will be mailed to you within five business days after the dividend payment date. Future dividends will be paid in cash, unless you rejoin the Plan. Please allow three to five business days to process your withdrawal request.

Convert Your Stock Certificates

McDonald’s shareholders, including shareholders who do not participate in the Plan, may use the Direct Registration System (DRS) to convert their McDonald’s stock certificates to book-entry at no cost. McDonald’s and the Plan Administrator are responsible for the custody of McDonald’s shares in DRS. Therefore, you no longer bear the risk and cost associated with the loss, theft or destruction of your stock certificates once the Plan Administrator receives the certificates. When you use this service, you can take advantage of the transfer and sale of shares features of the Plan. Shareholders using DRS will receive dividends in cash until they are enrolled in the Plan. See “Withdrawal from the Plan” above.

To convert your certificates to book-entry, send them to the Plan Administrator via courier service with written instructions to deposit the certificated shares into your book-entry account. Do not endorse the certificates or complete the assignment section. If you mail the certificates, you may want to insure them for 3 percent of their value to help cover their accidental loss during mailing.

Gift/Transfer of Shares

You may gift or transfer McDonald’s shares held in your Plan account to anyone you choose. You will not be charged any fees to gift or transfer shares under the Plan. In order to transfer some or all of your Plan shares or shares held in Direct Registration, you must send the Plan Administrator signed transfer instructions. Your signature must be guaranteed by a bank or other financial institution participating in the Medallion Guarantee program.

If you are opening a new Plan account, you must submit a completed enrollment form, a $5.00 enrollment fee and instructions to transfer at least 10 shares (or one share for a custodial account). If you transfer fewer than 10 shares, they will be held in the Plan’s Direct Registration service at no cost. See “Convert Your Stock Certificates” on page 5.

Transaction or Plan Service Fees

Enrollment fee		$5.00
Investment fees	via optional investment	$6.00
(per transaction)	via automatic ongoing investments	$1.50
	via payroll deduction	$0
	via dividend reinvestment	$0
Sales fees	per transaction	$15.00
	plus a per share sales fee (the per share sales fee is capped at $35.00 within a single transaction*)	$.15
Proceeds via wire	domestic address	$25.00
	international address	$35.00
Fee for returned checks or rejected electronic (ACH) investments		$20.00

*	The maximum total sales fee a participant will pay to sell shares through the Plan in a single transaction is $50.00—a $15.00 transaction fee plus a per share sales fee capped at $35.00. Wire transfer fees, if applicable, will be added to the maximum total sales fee.

The Plan Administrator will deduct the applicable taxes, sales and transaction fees from proceeds due from a sale or funds received for investment. Because of the structure of the Plan fees, the cost to participate in the Plan on a per share basis decreases with the number of shares bought and/or sold in a single transaction. For this reason, you should carefully consider the impact of the costs of participation in the Plan on your investment returns.

Individual Retirement Account (IRA) Fees/Expenses

In addition to the fees described above, the IRA Trustee will charge IRA participants applicable taxes, fees and expenses, including an annual IRA account fee.

These fees and any future fee increases are described in the IRA trust agreement and disclosure statement available by calling the Plan Administrator at 1-800-564-1904. See “Individual Retirement Account (IRA)” on page 3.

Account Statements

The Plan Administrator will establish and maintain a separate account under the Plan for you. Online access to your account information is available 24 hours a day/seven days a week at the secured website, www.computershare.com/mcdonalds. You will receive a transaction advice for account activity (except reinvested dividends and payroll deductions) and quarterly statements listing your account activity, if any. If you have a valid email address on file with the Plan Administrator, and have consented to electronic delivery, you will receive email notification when account statements or other shareholder communications are available online. You can consent to electronic delivery or change your electronic delivery options at any time either online at www.computershare.com/mcdonalds or by contacting the Plan Administrator. For additional sources of account information, see “Where To Get More Information” on page 8.

Stock Splits; Stock Dividends; Other Distributions

In the event dividends are paid in McDonald’s stock, or if McDonald’s shares are distributed in connection with any stock split or similar transaction, your account will be adjusted accordingly.

Voting of Proxies

You will receive the information necessary to vote your shares of McDonald’s stock. If you do not vote your shares by any of the methods indicated in such information, or if you return an unsigned proxy card prior to the fifth calendar day before a shareholder meeting, the Plan Administrator will vote your book-entry Plan shares in accordance with the majority of the book-entry Plan shares voted by participants.

Responsibility of the Plan Administrator and McDonald’s

Neither McDonald’s nor the Plan Administrator will be liable for any action they take in good faith or for any good faith omission to act. This includes, without limitation, liability for: the failure to terminate your account upon your death prior to receiving written notice; or any purchase or sale prices reflected in your Plan transactions or the dates of purchases or sales of your Plan shares; or any fluctuation in the market value after purchase or sale of shares.

Neither McDonald’s nor the Plan Administrator can assure a profit or protect you against a loss on the shares you purchase under the Plan. The payment of dividends is at the discretion of the McDonald’s Board of Directors and will depend on future earnings, the financial condition of McDonald’s and other factors. The Board may change the amount and timing of dividends at any time without notice.

Modification or Termination of the Plan

McDonald’s may modify or terminate the Plan at any time. The Plan Administrator also reserves the right to change any administrative procedures of the Plan without notifying participants. The current MCDirect Shares prospectus is filed with the SEC and available on our website at www.investor.mcdonalds.com and any modifications to the Plan will be reflected in an updated prospectus on our website.

Application of Modification or Termination

Any modification made to, or termination of, the Plan will apply to a participant’s holdings in the Plan at the time the modification or termination becomes effective and to transactions occurring thereafter, regardless of when or how the shares were acquired.

Interpretation of the Plan

McDonald’s may interpret and regulate the Plan as deemed necessary or desirable in connection with the operation of the Plan and resolve questions or ambiguities concerning the various provisions of the Plan.

Governing Law

The Plan is governed by and construed in accordance with the laws of the State of Illinois without giving effect to any principles of conflicts of laws.

Change of Eligibility; Termination from the Plan

The Plan Administrator will from time to time review your Plan account to determine whether you continue to be eligible to participate in the Plan. If the Plan Administrator determines that you are no longer eligible to participate, or if the Plan is terminated, the Plan Administrator will notify you in writing or via email.

The Plan Administrator will transfer all of your whole shares of McDonald’s stock in your Plan account to a DRS account maintained by the Plan Administrator and mail you a check for the value of any fractional share, unless otherwise instructed. Please allow up to 30 days for this transfer. You may request a certificate for your whole shares and a check for the value of any fractional share (based on the then current market price, less applicable taxes, sales and transaction fees). You may also request a sale of your shares. See “Sales of McDonald’s Stock” on page 4. If your account consists of only a fractional share, the Plan

Administrator may close your account by notifying you in writing and sending a check to you for the value of the fractional share based on the then current market price of McDonald’s stock, less any applicable taxes, sales and transaction fees, if applicable. See “Transaction or Plan Service Fees” on page 6.

Income Taxation

Tax consequences of participating in the Plan can vary depending on each participant’s tax situation. This summary is not a comprehensive summary of all tax considerations that may be relevant to your participation in the Plan. In addition, special tax considerations may apply to certain participants, such as those in non-U.S. countries and those participating through an IRA. Therefore, you are encouraged to consult your tax advisor regarding the consequences of participation in the Plan in light of current and proposed federal, state, local, foreign and other tax laws.

U.S. Federal Income Taxation

Cash dividends reinvested under the Plan will be taxable as having been received by you even though you have not received them in cash. You will receive an annual statement (Form 1099-DIV) from the Plan Administrator indicating the amount of the reinvested dividend reported to the U.S. Internal Revenue Service as dividend income.

Foreign Participation/Taxation

Tax consequences of participating in the Plan may vary under foreign laws or regulations and you should determine the tax treatment of Plan features, such as dividend reinvestment, before you decide to invest through the Plan.

Where to Get More Information

McDonald’s files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by McDonald’s at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by contacting the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. SEC filings are also available to the public at the SEC’s website at www.sec.gov. You can access SEC filings and sign up for e-mail notification of certain financial releases on McDonald’s website at www.investor.mcdonalds.com.

The following documents filed with the SEC are incorporated by reference into this prospectus and are considered a part of this prospectus:

(a) our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

(b) our Current Reports on Form 8-K filed on January 28, 2008, January 29, 2008 and February 20, 2008; and

(c) the description of our Common Stock contained in our Registration Statement on Form 8-A dated December 23, 1988, as amended in our Current Reports of Form 8-K dated May 25, 1989 and July 25, 1990.

In addition, all documents and reports subsequently filed by McDonald’s pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

If requested, McDonald’s will provide, at no cost, any of the above documents (including any exhibits that are specifically incorporated by reference in them) to each person, including any beneficial owner, to whom a prospectus is delivered. Written or telephone requests should be directed to: McDonald’s Shareholder Services, McDonald’s Corporation, McDonald’s Plaza, #300, Oak Brook, Illinois 60523; telephone: 1-630-623-7428. McDonald’s Annual Report, the MCDirect Shares brochure/prospectus and enrollment form, and financial information are available on our website at www.investor.mcdonalds.com.

You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. McDonald’s has authorized no one to provide you with different information. McDonald’s is not making an offer to sell stock in any state or country where the offer is not permitted. You should not assume that the information in this prospectus or the prospectus supplement, if any, is accurate as of any date other than the date of the document.

Use of Proceeds

McDonald’s will receive proceeds from the purchase of McDonald’s shares under the Plan only if purchases are made directly from McDonald’s and not from open market purchases by the Plan Administrator. Proceeds received by McDonald’s from such purchases shall be used for general corporate purposes.

Plan of Distribution

McDonald’s shares offered pursuant to the Plan will be purchased in the open market or, at McDonald’s option, directly from McDonald’s. You will be charged fees for participating in the Plan. See “Transaction or Plan Service Fees” on page 6. IRA participants will also be charged applicable taxes, fees and expenses as set forth in the IRA trust agreement and disclosure statement. See “Individual Retirement Account (IRA) Fees/Expenses” on page 6. McDonald’s will pay all other costs related to the administration of the Plan.

Legal Matters

Gloria Santona, Corporate Executive Vice President, General Counsel and Secretary of McDonald’s, has rendered her opinion regarding the legality of the shares of McDonald’s stock covered by this prospectus. Ms. Santona owns shares of McDonald’s stock, and she is eligible to participate in the Plan.

Experts

The consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Inquiries

By Phone and IVR. For information about your account or other questions, call the Plan Administrator at 1-800-621-7825 or 1-312-588-4110 for the hearing impaired. An interactive voice response system (IVR) providing account balance, stock prices and other information is available 24 hours, 7 days a week. Representatives are available weekdays between 8:00 a.m. and 5:00 p.m., Central Standard Time. For questions regarding Computershare’s McDonald’s IRA program please call 1-800-564-1904.

Via the Internet. Account information and convenient online services are available 24 hours a day, 7 days a week on Computershare’s Investor Centre website at www.computershare.com/mcdonalds. To access your account, you will need your account number and taxpayer identification number. If you reside outside of the U.S., you will need to provide your account number and family or company name.

By Mail. Send correspondence and enrollment forms to McDonald’s Shareholder Services, c/o Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078. After enrolling in the Plan, mail optional investments to McDonald’s Shareholder Services, c/o Computershare Trust Company, N.A., P.O. Box 6006, Carol Stream, IL 60197-6006. Please include the optional cash purchase form, found at the bottom of your Plan statement or purchase allocation advice, or a letter that includes your McDonald’s account number and your daytime telephone number. Please send any correspondence regarding your Computershare McDonald’s IRA program to Computershare IRA Program, PO Box 173753, Denver, CO 80217-3753.

This prospectus should be read in conjunction with the documents incorporated by reference therein. There shall be no sale of these securities in any state or country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or country.

The following trademarks used herein are owned by McDonald’s Corporation and its affiliates: McDonald’s, The Golden Arches Logo and MCDirect Shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by the registrant in connection with the sale and distribution of the securities being registered hereby. Normal commission expenses and brokerage fees are payable individually by the selling security holders. All amounts are estimated except the SEC registration fee.

Amount
SEC registration fee	$10,847
Printing and engraving costs	2,000
Accounting fees and expenses	7,500
Legal fees and expenses	30,000
Miscellaneous	7,500

Total	$56,847

Item 15.	Indemnification of Directors and Officers

Delaware General Corporation Law.

Section 145(a) of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(h) of the DGCL states that for purposes of Section 145, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Section 145(i) of the DGCL provides that for purposes of Section 145, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in Section 145.

Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 145(k) of the DGCL states that the Court of Chancery is vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).

By-laws

Article V of the Company’s By-Laws provides that the Company shall indemnify and hold harmless each director and officer to the fullest extent permitted under the DGCL, provided that the person seeking indemnification has met the applicable standard of conduct set forth in the By-Laws. Such indemnification could cover all expenses, as well as liabilities and losses incurred by directors and officers. The Company’s Board of Directors has the authority, by resolution, to provide for other indemnification of directors and officers, as it deems appropriate.

The By-Laws further provide that the Company may maintain insurance at its expense to protect any director or officer against any expenses, liabilities or losses, whether or not the Company would have the power to indemnify such director or officer against such expenses, liabilities or losses under the DGCL. Pursuant to this provision, the Company maintains insurance against any liability incurred by its directors and officers in defense of any action in which they are made parties by reason of their positions as directors and officers.

Item 16.	Exhibits

The exhibits to this Registration Statement are listed in the Exhibit Index, which appears elsewhere and are incorporated by reference herein.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Oak Brook, State of Illinois, on the 28th day of March, 2008.

McDONALD’S CORPORATION

By:	/s/ Peter J. Bensen
Peter J. Bensen
Corporate Executive Vice President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter J. Bensen and Gloria Santona, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the 28th day of March, 2008.

Signature	Title

/s/ Hall Adams, Jr.	Director
Hall Adams, Jr.

/s/ Ralph Alvarez	President and Chief Operating Officer and Director
Ralph Alvarez

/s/ Peter J. Bensen	Corporate Executive Vice President and Chief Financial Officer
Peter J. Bensen

/s/ Robert A. Eckert	Director
Robert A. Eckert

/s/ Enrique Hernandez, Jr.	Director
Enrique Hernandez, Jr.

/s/ Jeanne P. Jackson	Director
Jeanne P. Jackson

/s/ Richard Lenny	Director
Richard Lenny

/s/ Walter E. Massey	Director
Walter E. Massey

/s/ Andrew J. McKenna	Chairman and Director
Andrew J. McKenna

/s/ Cary D. McMillan	Director
Cary D. McMillan

/s/ Kevin Ozan	Corporate Senior Vice President and Controller
Kevin Ozan

/s/ Shelia Penrose	Director
Shelia Penrose

/s/ John W. Rogers, Jr.	Director
John W. Rogers, Jr.

/s/ James A. Skinner	Chief Executive Officer, Vice Chairman and Director
James A. Skinner

/s/ Roger W. Stone	Director
Roger W. Stone

INDEX TO EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of Gloria Santona

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included in signature page)

99.1	Letter to Investors